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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                               AMENDMENT NO. 12
                                      TO
                                SCHEDULE 14D-9
                  Solicitation/Recommendation Statement under
            Section 14(d)(4) of the Securities Exchange Act of 1934
        (with respect to the Offer by General Dynamics Corporation and
                        Grail Acquisition Corporation)

                          --------------------------

                        NEWPORT NEWS SHIPBUILDING INC.
                           (Name of Subject Company)

                        NEWPORT NEWS SHIPBUILDING INC.
                      (Name of Persons Filing Statement)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                 (INCLUDING ASSOCIATED SERIES A PARTICIPATING
                  CUMULATIVE PREFERRED STOCK PURCHASE RIGHTS)
                        (TITLE OF CLASS OF SECURITIES)

                                   652228107
                     (Cusip Number of Class of Securities)

                           STEPHEN B. CLARKSON, ESQ.
                        NEWPORT NEWS SHIPBUILDING INC.
                            4101 WASHINGTON AVENUE
                            NEWPORT NEWS, VA 23607
                                (757) 380-2000

          (Name, Address and Telephone Number of Person Authorized to
                Receive Notices and Communications on Behalf of
                         the Persons Filing Statement)

                          --------------------------

                                With copies to:
                              Richard Hall, Esq.
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                              New York, NY 10019
                                (212) 474-1000

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         [ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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                                                                             2

          Newport News Shipbuilding Inc., a Delaware corporation (the "Company"), hereby amends and supplements its Solicitation/Recommendation Statement on Schedule 14D-9, originally filed with the SEC on May 4, 2001 and as amended and supplemented prior to the date hereof (the "General Dynamics
Schedule 14D-9"), with respect to the offer by Grail Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of General Dynamics Corporation, a Delaware corporation ("General Dynamics"), to purchase all the issued and outstanding Shares of the Company. In this amendment to the General Dynamics
Schedule 14D-9 and in future amendments thereto, the Tender Offer Statement on Schedule TO originally filed by Northrop Grumman on May 23, 2001 and as amended and supplemented thereafter, is referred to, from time to time, as the "Northrop Grumman Schedule TO". Capitalized terms not defined herein have the meanings assigned thereto in the General Dynamics Schedule 14D-9.

ITEM 8.   ADDITIONAL INFORMATION

          Item 8 of the General Dynamics Schedule 14D-9 is hereby amended and supplemented by adding the following text to the end thereof:

          On June 21, 2001, Northrop Grumman announced it has extended the Northrop Grumman Offer for all outstanding Shares of the Company from June 20, 2001 to July 5, 2001, at midnight E.D.T.

ITEM 9.   MATERIAL TO BE FILED AS EXHIBIT

          Item 9 of the General Dynamics Schedule 14D-9 is hereby amended and supplemented by adding the following text to the end thereof:

          (a)(5)(O) Text of press release issued by Northrop Grumman, dated June 21, 2001 (filed as Exhibit (a)(5)(G) to the Northrop Grumman Schedule TO and incorporated herein by reference).



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                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    NEWPORT NEWS SHIPBUILDING INC.


                                    By: /s/ STEPHEN B. CLARKSON
                                        --------------------------------------
                                        Name:  Stephen B. Clarkson
                                        Title: Vice President, General Counsel
                                               and Secretary

Dated: June 21, 2001


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                                INDEX TO EXHIBITS

Exhibit No.            Description
----------             -----------

*(a)(1)(A)     Offer to Purchase dated May 4, 2001 (filed as Exhibit (a)(1)(i)
               to the Schedule TO of General Dynamics Corporation and Grail
               Acquisition Corporation filed with the SEC on May 4, 2001 (the
               "General Dynamics Schedule TO") and incorporated herein by reference).

*(a)(1)(B)     Form of Letter of Transmittal (filed as Exhibit (a)(1)(ii) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(C)     Form of Notice of Guaranteed Delivery (filed as Exhibit
               (a)(1)(i) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(D)     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and other Nominees (filed as Exhibit (a)(5)(i) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(E)     Form of Letter to Clients for Use by Brokers, Dealers,
               Commercial Banks, Trust Companies and other Nominees (filed as
               Exhibit (a)(5)(ii) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(F)     Guidelines for Certification of Taxpayer Identification Number
               on Substitute From W-9 (filed as Exhibit (a)(5)(iii) to the
               General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(G)     Summary Advertisement published on May 4, 2001 (filed as
               Exhibit (a)(5)(v) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(2)        Letter to stockholders from William P. Fricks dated May 4, 2001.

(a)(3)         Not Applicable.

(a)(4)         Not Applicable.

*(a)(5)(A)     Opinion of Credit Suisse First Boston Corporation dated April
               24, 2001 (Included as Annex B hereto).

*(a)(5)(B)     Information Statement pursuant to Section 14(f) of the
               Securities Exchange Act (Included as Annex A hereto).

*(a)(5)(C)     Text of press release issued by the Company, dated May 9, 2001, and letter from Northrop Grumman to the Company, dated May 8, 2001.

*(a)(5)(D)     Complaint filed by Patricia Heinmuller in the Court of Chancery of the State of Delaware, in and for New Castle County, on May 9, 2001 (filed as Exhibit (a)(5)(vii) to Amendment No. 2 to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(E)     Complaint filed by Ellis Investments, Ltd. in the Court of
               Chancery of the State of Delaware, in and for New Castle
               County, on May 10, 2001 (filed as Exhibit (a)(5)(viii) to
               Amendment No. 2 to the General Dynamics Schedule TO and incorporated herein by reference).


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                                                                             5

*(a)(5)(F)     Complaint filed by David Bovie in the Court of Chancery of the
               State of Delaware, in and for New Castle County, on May 10,
               2001 (filed as Exhibit(a)(5)(ix) to Amendment No. 2 to the
               General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(G)     Complaint filed by Efrem Weitschner, in the Court of Chancery of the State of Delaware, in and for New Castle County, on May
               11, 2001 (filed as Exhibit (a)(5)(x) to Amendment No. 2 to the
               General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(H)     Complaint filed by Eric van Gelder, in the Court of Chancery of the State of Delaware, in and for New Castle County, on May 16,
               2001 (filed as Exhibit (a)(5)(xi) to Amendment No. 3 to the
               General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(I)     Text of press release, dated May 25, 2001 (filed as Exhibit
               (a)(5)(xii) to General Dynamics' Schedule TO and incorporated herein by reference).

*(a)(5)(J)     Text of press release issued by General Dynamics, dated June 4,
               2001 (filed as Exhibit (a)(5)(xiii) to General Dynamics'
               Schedule TO and incorporated herein by reference).

*(a)(5)(K)     Text of press release issued by the Company, dated June 6, 2001
               (filed as Exhibit (a)(5)(G) to the Northrop Grumman
               Schedule 14D-9 and incorporated herein by reference).

*(a)(5)(L)     Northrop Grumman Schedule 14D-9 filed with the SEC on June 6,
               2001 and incorporated herein by reference.

*(a)(5)(M)     Text of the June 2001, Volume 1 edition of the For Your Benefit
               Newsletter, issued and distributed by the Company on June 6, 2001.

*(a)(5)(N)     Text of letter from Kent Kresa to William B. Fricks, dated
               June 15, 2001 (filed as Exhibit (a)(5)(I) to the Northrop
               Grumman Schedule 14D-9 and incorporated herein by reference).

(a)(5)(O)      Text of press release issued by Northrop Grumman, dated
               June 21, 2001 (filed as Exhibit (a)(5)(G) to the Northrop Grumman Schedule TO and incorporated herein by reference).

*(e)(1) Agreement and Plan of Merger, dated April 24, 2001, among General Dynamics, the Purchaser and the Company (filed as
               Exhibit 2.1 to the Company's Current Report on Form 8-K dated April 25, 2001 and incorporated herein by reference).

*(e)(2) Confidentiality Agreement, dated March 26, 2001, between General Dynamics and the Company (filed as Exhibit (d)(2) to the General Dynamics Schedule TO and incorporated herein by reference).

*(e)(3) Amendment No. 1, dated as of April 24, 2001, to the Rights Agreement dated as of June 10, 1998, between the Company and First Chicago Trust Company of New York (now EquiServe Trust Company, N.A.) (filed as Exhibit 2 to the Company's Form 8-A/A dated April 25, 2001 and incorporated herein by reference).

(g)            Not Applicable.


* Previously filed.